Exhibit 3.2

AMENDED AND RESTATED BY-LAWS

Amended and restated by-laws relating generally to the

transaction of the business and

affairs of

PRETAM HOLDINGS INC.

TABLE OF CONTENTS

ARTICLE 1 INTERPRETATION		1

1.01	Definitions	1

ARTICLE 2 BUSINESS OF THE CORPORATION		1

2.01	Registered Office	1
2.02	Corporate Seal	1
2.03	Financial Year	2
2.04	Execution of Instruments	2
2.05	Delegation of Borrowing Power	2
2.06	Exclusive Forum	2

ARTICLE 3 DIRECTORS		3

3.01	Number and Qualification of Directors	3
3.02	Election and Term	3
3.03	Action by the Board	3
3.04	Meeting by Telephone	3
3.05	Place of Meetings	3
3.06	Calling of Meetings	4
3.07	Notice of Meeting	4
3.08	First Meeting of New Board	4
3.09	Chairman	4
3.10	Quorum	4
3.11	Votes to Govern	4
3.12	Remuneration and Expenses	4
3.13	Resolutions in Writing	4
3.14	Advance Notice	5

ARTICLE 4 OFFICERS		8

4.01	Appointment	8
4.02	Chairman	8
4.03	President	8
4.04	Chief Executive Officer	8
4.05	Powers and Duties of other Officers	8
4.06	Term of Office	9
4.07	Agents and Attorneys	9

ARTICLE 5 COMMITTEES		9

5.01	Committees of the Board	9
5.02	Transaction of Business	9
5.03	Advisory Bodies	9
5.04	Procedure	9

ARTICLE 6 PROTECTION OF DIRECTORS, OFFICERS AND OTHERS		9

6.01	Limitation of Liability	9
6.02	Indemnity	10

ARTICLE 7 SHARES		10

7.01	Allotment of Shares	10
7.02	Commissions	10
7.03	Non-recognition of Trusts	10
7.04	Security Certificates	10
7.05	Replacement of Security Certificates	11
7.06	Deceased Shareholders	11
7.07	Transfer Agents and Registrars	11

ARTICLE 8 MEETINGS OF SHAREHOLDERS		11

8.01	Annual Meetings	11
8.02	Special Meetings	12
8.03	Place of Meetings	12
8.04	Notice of Meetings	12
8.05	Meetings Without Notice	12
8.06	Chairman and Secretary	12
8.07	Quorum	12
8.08	Only One Shareholder	13
8.09	Votes to Govern	13
8.10	Participation in Meetings by Electronic Means	13
8.11	Meetings held by Electronic Means	13
8.12	Electronic Voting	13
8.13	Shareholder Proposals	13
8.14	Information Available to Shareholders	14

ARTICLE 9 NOTICES		14

9.01	Method of Giving Notices	14
9.02	Notice to Joint Shareholders	14
9.03	Computation of Time	15
9.04	Omissions and Errors	15
9.05	Persons Entitled by Death or Operation of Law	15
9.06	Waiver of Notice	15

ARTICLE 10 EFFECTIVE DATE		15

10.01	Effective Date	15

BE IT ENACTED as an amended and restated by-law of the Corporation as follows:

ARTICLE 1
INTERPRETATION

1.01	Definitions

In the by-laws of the Corporation, unless the context otherwise requires:

(a)	"Act" means the Business Corporations Act (Alberta), or any statute that may be substituted therefor, as from time to time amended;

(b)	"appoint" includes "elect" and vice versa;

(c)	"articles" means the articles attached to the Certificate of Incorporation of the Corporation as from time to time amended or restated;

(d)	"board" means the board of directors of the Corporation;

(e)	"by-laws" means this by-law and all other by-laws of the Corporation from time to time in force and effect;

(f)	"Corporation" means the corporation incorporated under the Act by the said certificate to which the articles are attached, and named as noted on page one of these By-laws;

(g)	"meeting of shareholders" includes an annual meeting of shareholders and a special meeting of shareholders; and "special meeting of shareholders" includes a meeting of any class or classes of shareholders and a special meeting of all shareholders entitled to vote at an annual meeting of shareholders; and

(h)	"recorded address" means in the case of a shareholder his or her address (including email address) as recorded in the securities register; and in the case of joint shareholders the address appearing in the securities register in respect of such joint holding or the first address (including email address) so appearing if there are more than one; and in the case of a director, officer, auditor or member of a committee of the board, his or her latest address (including email address) as recorded in the records of the Corporation.

Save as aforesaid, words and expressions defined in the Act have the same meanings when used herein.  Words importing the singular number include the plural and vice versa; words importing gender include the masculine, feminine and neuter genders; and words importing a person include an individual, partnership, association, body corporate, trustee, executor, administrator and legal representative.

ARTICLE 2
BUSINESS OF THE CORPORATION

2.01	Registered Office

The registered office of the Corporation shall be at the place within the Province of Alberta as is specified in the notice thereof filed with the articles and thereafter as the board may from time to time determine.

2.02	Corporate Seal

The corporate seal, if any, of the Corporation shall be in the form adopted by the board from time to time.

2.03	Financial Year

The financial year of the Corporation shall end on such date as may be determined by the directors from time to time.

2.04	Execution of Instruments

Unless otherwise specified by the directors, contracts, documents and other instruments requiring execution by the Corporation shall be signed by two persons, one of whom holds the office of chairman of the board, managing director, president, vice-president or director and the other of whom holds one of the said offices or the office of secretary, treasurer, assistant secretary or assistant treasurer or any other office created by by-law or by the board. In the case where only one director has been elected, all contracts, documents and other instruments requiring execution shall require the signature of the sole director, and all contracts, documents and other instruments so signed shall be binding upon the Corporation without any further authorization or formality. The directors are authorized from time to time by resolution to appoint any officer or officers or any other person or persons on behalf of the Corporation either to sign contracts, documents and instruments generally or to sign specific contracts, documents or instruments.

2.05	Delegation of Borrowing Power

Unless the articles of the Corporation otherwise provide, the board may from time to time delegate to a director, a committee of the board, or an officer of the Corporation any or all of the powers conferred on the board by the Act in respect of the borrowing powers of the Corporation to such extent and in such manner as the board may determine at the time of such delegation; and without limitation the board by making this by-law hereby delegates such powers to the president.

2.06	Exclusive Forum

Unless the Corporation consents in writing to the selection of an alternative forum, the applicable court of competent jurisdiction for the Province of Alberta, Canada (the "Alberta Court") shall, to the fullest extent permitted by law, be the sole and exclusive forum for any of the following actions or other proceedings:

(a)	a derivative action, including an application for leave to commence such an action, in the name of and on behalf of the Corporation;

(b)	an application for an oppression remedy, including an application for leave to commence such a proceeding;

(c)	an action asserting a claim of breach of the duty of care owed by the Corporation or any director, officer or other employee of the Corporation to the Corporation or to any of the Corporation's shareholders;

(d)	an action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or to any of the Corporation's shareholders;

(e)	an action or other proceeding asserting a claim or seeking a remedy pursuant to any provision of the Act or the Corporation's articles or by-laws (as either may be amended or restated from time to time); and

(f)	an action or other proceeding asserting a claim against the Corporation or any director or officer or other employee of the Corporation regarding a matter of the regulation of the business and affairs of the Corporation, including (without limitation) the articles, by-laws, internal affairs, governance, status, internal controls and procedures of the Corporation.

If any action or other proceeding the subject matter of which is within the scope of the preceding sentence (an "Action") is filed in a court other than the Alberta Court in the name of any shareholder (and "Extra-Jurisdictional Action"), such shareholder shall be deemed to have consented to (a) the personal jurisdiction of the Alberta Court in connection with any action or other proceeding to enforce the preceding sentence, and (b) having service of process made upon such shareholder in any such action or other proceedings by service upon such shareholder's counsel in the Extra-Jurisdictional Action as agent for such shareholder. To the extent an Action is brought in the Alberta Court by a plaintiff who is ordinarily resident outside Alberta, the Corporation will not seek security for costs form that plaintiff solely by reason of that plaintiff's residence outside Alberta.

Notwithstanding anything to the contrary contained in this by-law, in no event shall an Action or other proceeding arising under either (a) the Securities Act of 1933, as amended, or (b) the Securities Exchange Act of 1934, as amended, be subject to this exclusive forum provision as set forth in this Section 2.06.

ARTICLE 3
DIRECTORS

3.01	Number and Qualification of Directors

Until changed in accordance with the Act, the board shall consist of not fewer than the minimum number and not more than the maximum number of directors provided in the articles.

3.02	Election and Term

The election of directors shall take place at each annual meeting of shareholders and all the directors then in office shall retire but, if qualified, shall be eligible for re-election.  The number of directors to be elected at any such meeting shall be the number of directors then in office unless the directors otherwise determine.  If an election of directors is not held at the proper time, the incumbent directors shall continue in office until their successors are elected.

3.03	Action by the Board

The board shall manage the business and affairs of the Corporation.  The powers of the board may be exercised at a meeting (subject to Sections 3.04 and 3.10) at which a quorum is present or by resolution in writing signed by all the directors entitled to vote on that resolution at a meeting of the board.  Where there is a vacancy in the board, the remaining directors may exercise all the powers of the board so long as a quorum remains in office.

3.04	Meeting by Telephone

A director may participate in a meeting of the board or of a committee of the board by electronic means, telephone or other communication facilities that permit all persons participating in the meeting to hear or otherwise communicate with each other, and a director participating in such meeting by any such means is deemed for the purposes of the Act and this by-law to be present at the meeting.

3.05	Place of Meetings

Meetings of the board may be held at any place in or outside Alberta.

3.06	Calling of Meetings

Meetings of the board shall be held from time to time at such time and at such place as the board, the president or any two directors may determine.

3.07	Notice of Meeting

Subject to the specification of the purpose or business of the meeting when required by the Act, notice of the time and place of each meeting of the board shall be given in the manner provided in ARTICLE 9 to each director not less than 48 hours before the time when the meeting is to be held.

3.08	First Meeting of New Board

Provided a quorum of directors is present, each newly elected board may without notice hold its first meeting immediately following the meeting of shareholders at which such board is elected.

3.09	Chairman

The chairman of any meeting of the board (if any) shall, if present, preside as chairman of all meetings of the board, otherwise, the directors present shall choose one of their number to be chairman.

3.10	Quorum

The quorum for the transaction of business at any meeting of the board shall be a majority of directors or such greater number of directors as the board may from time to time determine. Where the Corporation has a board consisting of only one director, that director may constitute a meeting.

3.11	Votes to Govern

At all meetings of the board, and subject to the requirements of the Act in respect of conflicts of interest, every question shall be decided by a majority of the votes cast on the question.  In case of an equality of votes the chairman of the meeting shall not be entitled to a second or casting vote.

3.12	Remuneration and Expenses

The directors shall be paid such remuneration for their services as the board may from time to time determine. The directors shall also be entitled to be reimbursed for travelling and other expenses properly incurred by them in attending meetings of the board or any committee thereof. Nothing herein contained shall preclude any director from serving the Corporation in any other capacity and receiving remuneration therefor.

3.13	Resolutions in Writing

Any resolution in writing signed by all of the directors may be so signed in counterpart and any such resolution may be executed and delivered by any form of electronic transmission, and is effective as of the date thereof or the time and/or date therein stated to be the effective time and/or date regardless of when the resolution is signed, and if not dated or dated to be effective as of an expressed date/time, then it is effective as of the latest date of execution.

3.14	Advance Notice

Notwithstanding any other provisions of these by-laws, and subject only to the Act, applicable laws, the articles of the Corporation and any unanimous shareholders agreement, only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation. Nominations of persons for election to the board may be made at any annual meeting of shareholders, or at any special meeting of shareholders if the election of directors is a matter specified in the notice of meeting:

(a)	by or at the direction of the board or an authorized officer of the Corporation, including pursuant to a notice of meeting;

(b)	by or at the direction or request of one or more shareholders pursuant to the exercise of its rights under a unanimous shareholders agreement or a proposal made in accordance with the provisions of the Act and these by-laws, or a requisition of a shareholders' meeting by one or more of the shareholders made in accordance with the provisions of the Act; or

(c)	by any person (a "Nominating Shareholder") who:

(i)	at the close of business on the date of the giving of the notice provided for in this section 3.14 and on the record date for notice of such meeting, is entered in the securities register as a holder of one or more shares carrying the right to vote at such meeting or who has beneficial ownership of shares pursuant to the Act that are entitled to be voted at such meeting and provides evidence of such beneficial ownership to the Corporation, and

(ii)	complies with the notice procedures set forth below in this section 3.14.

For the avoidance of doubt, the procedures set forth in this section 3.14 shall be the exclusive means for any person to bring nominations for election to the board before any annual or special meeting of shareholders of the Corporation.

In addition to any other applicable requirements, for a nomination to be made by a Nominating Shareholder, the Nominating Shareholder must have given timely notice thereof in proper written form to the secretary of the Corporation in accordance with this section 3.14.

To be timely, a Nominating Shareholder's notice must be given:

(a)	in the case of an annual meeting (including an annual and special meeting) of shareholders, not less than 30 days prior to the date of the meeting; provided, however, that in the event that the meeting is to be held on a date that is less than 50 days after the date on which either the first public announcement of the date of the meeting was made or notice of the date of the meeting was first given to shareholder (each such date being, the "Notice Date"), notice by the Nominating Shareholder shall be made not later than the close of business on the 10th day following the Notice Date; and

(b)	in the case of a special meeting (which is not also an annual meeting) of shareholders called for the purpose of electing directors (whether or not also called for other purposes), not later than the close of business on the 15th day following the Notice Date.

To be in proper written form, a Nominating Shareholder's notice must set forth or be accompanied by, as applicable:

(a)	as to each person whom the Nominating Shareholder proposes to nominate for election as a director (a "Proposed Nominee"):

(i)	the name, age and business and residential address of the Proposed Nominee;

(ii)	the principal occupation, business or employment of the Proposed Nominee, both present and within the five years preceding the notice;

(iii)	the number of securities of each class of voting securities of the Corporation or any of its subsidiaries beneficially owned, or controlled or directed, directly or indirectly, by the Proposed Nominee, as of the record date for the meeting of shareholders (if such date shall then have been made publicly available and shall have occurred) and as of the date of such notice;

(iv)	a statement as to whether the Proposed Nominee would be "independent" of the Corporation (within the meaning of sections 1.4 and 1.5 of National Instrument 52-110 – Audit Committees of the Canadian Securities Administrators, as such provisions may be amended from time to time) if elected as a director at such meeting and the reasons and basis for such determination;

(v)	a description of any relationship, agreement, arrangement or understanding (financial, compensation or indemnity related or otherwise) between the Nominating Shareholder and the Proposed Nominee, or any affiliates or associates of, or any person or entity acting jointly or in concert with, the Nominating Shareholder or the Proposed Nominee, in connection with the Proposed Nominee's nomination and election as a director;

(vi)	whether the Proposed Nominee is party to any existing or proposed relationship, agreement, arrangement or understanding with any competitor of the Corporation or any other third party which may give rise to a real or perceived conflict of interest between the interests of the Corporation and the interests of the Proposed Nominee; and

(vii)	any other information relating to the Proposed Nominee that would be required to be disclosed in a dissident's proxy circular or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to the Act or any applicable laws;

(b)	as to the Nominating Shareholder, the beneficial owner, if any, on whose behalf the nomination is being made or any other person with whom such person is acting jointly or in concert with respect to the Corporation or any of its securities:

(i)	their name, business and residential address;

(ii)	the number of securities of each class of voting securities of the Corporation or any of its subsidiaries beneficially owned, or controlled or directed, directly or indirectly, by such person, as of the record date for the meeting (if such date shall then have been made publicly available and shall have occurred) and as of the date of such notice;

(iii)	full particulars regarding any proxy, contract, arrangement, understanding or relationship pursuant to which it has a right to vote or to direct or control the voting of any shares of the Corporation and their interests in, or rights or obligations associated with, any agreements, arrangements or understandings, the purpose or effect of which is to alter, directly or indirectly, its economic interest in a security of the Corporation or the person's economic exposure to the Corporation;

(iv)	whether such person intends to deliver a proxy circular and/or form of proxy to any shareholder of the Corporation in connection with such nomination or otherwise solicit proxies or votes from shareholders of the Corporation in support of such nomination; and

(v)	any other information relating to such person that would be required to be made in a dissident's proxy circular or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to the Act or any applicable laws; and

(c)	a written duly signed consent by each Proposed Nominee to being named as a nominee for election to the board and to serve as a director of the Corporation, if elected. References to "Nominating Shareholder" in this section 3.14 shall be deemed to refer to each shareholder that nominates or seeks to nominate a person for election as director in the case of a nomination proposal where more than one shareholder is involved in making such nomination proposal.

In addition, to be considered timely and in proper written form, a Nominating Shareholder's notice shall be promptly updated and supplemented, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting.

The Corporation may require any Proposed Nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such Proposed Nominee to serve as a director of the Corporation or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such Proposed Nominee.

The chairman of the meeting shall have the power and duty to determine whether a nomination was made in accordance with the procedures set forth in the foregoing provisions and, if any proposed nomination is not in compliance with such foregoing provisions, to declare that such defective nomination shall be disregarded.

Notwithstanding any other provision of this section 3.14, notice given to the secretary of the Corporation pursuant to this section 3.14 may only be given by personal delivery and shall be deemed to have been given and made only at the time it is served by personal delivery to the secretary of the Corporation at the address of the principal executive offices of the Corporation; provided that if such delivery is made on a day which is not a business day or later than the close of business on a day which is a business day, then such delivery shall be deemed to have been made on the subsequent day that is a business day.

Nothing in this section 3.14 shall be deemed to preclude discussion by a shareholder (as distinct from the nomination of directors) at a meeting of shareholders of any matter in respect of which it would have been entitled to submit a proposal pursuant to the provisions of the Act, subject to compliance with any other provisions of these by-laws.

In no event shall any adjournment or postponement of a meeting of shareholders or the announcement thereof commence a new time period for the giving of a Nominating Shareholder’s notice as described in this section 3.14 or the delivery of a representation and agreement as described in this section 3.14.

Notwithstanding the foregoing, the board may, in its sole discretion, waive any requirement in this section 3.14.

ARTICLE 4
OFFICERS

4.01	Appointment

The board may from time to time appoint a chairman, president, chief executive officer, one or more vice-presidents (to which title may be added words indicating seniority or function), a secretary, a treasurer or such other officers as the board may determine, including one or more assistants to any of the officers so appointed.  One person may hold more than one office.  The board may specify the duties of and, in accordance with this by-law and subject to the Act, delegate to such officers powers to manage the business and affairs of the Corporation.  Except for the chairman of the board, an officer may but need not be a director.

4.02	Chairman

The chairman of the board (if any) shall sign contracts, documents or instruments in writing as require his or her signature and shall have such other powers and shall perform such other powers and duties as the board may specify.

4.03	President

The president (if any) shall, subject to the authority of the board, have general supervision of the business and affairs of the Corporation; and he or she shall have such other powers and duties as the board may specify. The president shall, unless otherwise determined by the board, be the chief executive officer of the Corporation. In the absence of the chairman (if any), and if the president is also a director of the Corporation, the president shall, when present, preside as chairman at all meetings of the board and at all meetings of the shareholders of the Corporation. The president shall sign contracts, documents or instruments in writing as require his or her signature and shall have such other powers and shall perform such other powers and duties as the board may specify.

4.04	Chief Executive Officer

The chief executive officer shall, subject to the authority of the board, have general supervision of the business and affairs of the Corporation; and he or she shall have such other powers and duties as the board may specify. The chief executive office shall, unless otherwise determined by the board, be the president of the Corporation. The chief executive officer shall sign contracts, documents or instruments in writing as require his or her signature and shall have such other powers and shall perform such other powers and duties as the board may specify.

4.05	Powers and Duties of other Officers

The powers and duties of all other officers shall be such as the terms of their engagement call for or as the board may specify.  The board may, from time to time and subject to the provisions of the Act, vary, add to or limit the powers and duties of any officer.  Any of the powers and duties of an officer to whom an assistant has been appointed may be exercised and performed by such assistant, unless the board otherwise directs.

4.06	Term of Office

The board, in its discretion, may remove any officer of the Corporation.  Otherwise each officer appointed by the board shall hold office until his or her successor is appointed or until his or her earlier resignation.

4.07	Agents and Attorneys

The Corporation, by or under the authority of the board, the president or the chief executive officer, shall have power from time to time to appoint agents or attorneys for the Corporation in or outside Canada with such powers (including the power to sub delegate) of management, administration or otherwise as may be thought fit.

ARTICLE 5
COMMITTEES

5.01	Committees of the Board

The board may appoint one or more committees of the board, however designated, and delegate to any such committee any of the powers of the board except those which pertain to items which, under the Act, a committee of the board has no authority to exercise.

5.02	Transaction of Business

The powers of a committee of the board may be exercised by a meeting at which a quorum is present or by resolution in writing signed by all members of such committee who would have been entitled to vote on that resolution at a meeting of the committee. Meetings of such committee may be held at a place in or outside Canada.

5.03	Advisory Bodies

The board may from time to time appoint such advisory boards as it may deem advisable.

5.04	Procedure

Unless otherwise determined by the board, each committee and advisory board shall have power to fix its quorum at not less than a majority of its members, to elect its chairman and to regulate its procedure.

ARTICLE 6
PROTECTION OF DIRECTORS, OFFICERS AND OTHERS

6.01	Limitation of Liability

Every director and officer of the Corporation in exercising his or her powers and discharging his or her duties shall act honestly and in good faith with a view to the best interests of the Corporation and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.  Subject to the foregoing, no director or officer shall be liable for the acts, receipts, neglects or defaults of any other director, officer or employee, or for joining in any receipt or other act for conformity, or for any loss, damage or expense happening to the Corporation through the insufficiency or deficiency of title to any property acquired for or on behalf of the Corporation, or for the insufficiency or deficiency of any security in or upon which any of the moneys of the Corporation shall be invested, or for any loss or damage arising from the bankruptcy, insolvency or tortious acts of any person with whom any of the moneys, securities or effects of the Corporation shall be deposited, or for any loss occasioned by any error of judgment or oversight on his or her part, or for any other loss, damage or misfortune which shall happen in the execution of the duties of his or her office or in relation thereto; provided that nothing herein shall relieve any director or officer from the duty to act in accordance with the Act and the regulations thereunder or from liability for any breach thereof.

6.02	Indemnity

Subject to the Act, the Corporation shall indemnify a director or officer, a former director or officer, or a person who acts or acted at the Corporation's request as a director or officer of a body corporate of which the Corporation is or was a shareholder or creditor, and his or her heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of the Corporation or such body corporate, if (a) he or she acted honestly and in good faith with a view to the best interests of the Corporation; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful. The Corporation shall also indemnify such person in such other circumstances as the Act or law permits or requires.  Nothing in this by-law shall limit the right of any person entitled to indemnity to claim indemnity apart from the provisions of this by-law.

ARTICLE 7
SHARES

7.01	Allotment of Shares

Subject to the Act and the articles, the board may from time to time allot or grant options to purchase the whole or any part of the authorized and unissued shares of the Corporation at such times and to such persons and for such consideration as the board shall determine, provided that no share shall be issued until it is fully paid as provided by the Act.

7.02	Commissions

The board may from time to time authorize the Corporation to pay a reasonable commission to any person in consideration of his or her purchasing or agreeing to purchase shares of the Corporation, whether from the Corporation or from any other person, or procuring or agreeing to procure purchasers for any such shares.

7.03	Non-recognition of Trusts

Subject to the Act, the Corporation may treat the registered holder of any share as the person exclusively entitled to vote, to receive notices, to receive any dividend or other payment in respect of the share, and otherwise to exercise all the rights and powers of an owner of the share.

7.04	Security Certificates

Every holder of one or more shares of the Corporation shall be entitled at the securityholder's option to a security certificate that complies with the Act, or a written acknowledgment that complies with the Act of the securityholder's right to obtain a security certificate from the Corporation in respect of the securities of the Corporation held by such securityholder, which written acknowledgment shall include, without limitation, documentation that gives the securityholder the option to have the securities of the securityholder deposited into an electronic, book-based, direct registration system or account or other non-certificated entry or position to be held in "book-entry" form or to request the issuance of a physical security certificate. This by-law shall be read such that a registered holder of securities of the Corporation pursuant to any such electronic, book-based, direct registration system or account or other non-certificated entry or position shall be entitled to all the same benefits, rights, entitlements and shall incur the same duties and obligations as registered holder of securities evidenced by a physical security certificate. The Corporation and its transfer agent or registrar may adopt such policies and procedures and require such documents and evidence as they may determine necessary or desirable in order to facilitate the adoption and maintenance of a security registration system by electronic, book-based, direct registration system or account or other non-certificated means.

Any security certificate issued pursuant to this section 7.04 shall be in such form as the board may from time to time approve, shall be signed by at least one director or officer of the Corporation or by or on behalf of a registrar or transfer agent of the Corporation, or by a trustee who certifies it in accordance with an indenture or similar agreement. Any signatures required on a security certificate may be printed, mechanically reproduced or stamped on it. If a security certificate contains a printed, mechanically reproduced or stamped signature of a person, the Corporation may issue the security certificate, notwithstanding that the person has ceased to be a director or an officer of the Corporation, and the security certificate is as valid as if he or she were a director or an officer of the Corporation at the date of its issue in accordance with section 2.04 and need not be under the corporate seal.

7.05	Replacement of Security Certificates

The board or any officer or agent designated by the board may in its or his or her discretion direct the issue of a new security or other such certificate in lieu of and upon cancellation of a certificate that has been mutilated or in substitution for a certificate claimed to have been lost, destroyed or wrongfully taken on payment of such reasonable fee and on such terms as to indemnity, reimbursement of expenses and evidence of loss and of title as the board may from time to time prescribe, whether generally or in any particular case.

7.06	Deceased Shareholders

In the event of the death of a holder, or of one of the joint holders, of any share, the Corporation shall not be required to make any entry in the securities register in respect thereof or to make any dividend or other payments in respect thereof except upon production of all such documents as may be required by law and upon compliance with the reasonable requirements of the Corporation.

7.07	Transfer Agents and Registrars

The board may from time to time appoint one or more agents to maintain, in respect of each class of shares of the Corporation issued by it, a central securities register and one or more branch securities registers.  Such a person may be designated as transfer agent or registrar according to his or her functions and one person may be designated both registrar and transfer agent.  The board may at any time terminate such appointment.

ARTICLE 8
MEETINGS OF SHAREHOLDERS

8.01	Annual Meetings

The annual meeting of shareholders shall be held at such time in each year and, subject to section 8.03, at such place as the board or the president may from time to time determine, for the purpose of considering the financial statements and reports required by the Act to be placed before the annual meeting, electing directors, appointing auditors and for the transaction of such other business as may properly be brought before the meeting.

8.02	Special Meetings

The board shall have power to call a special meeting of shareholders at any time.

8.03	Place of Meetings

Meetings of shareholders shall be held at the registered office of the Corporation or elsewhere in the municipality in which the registered office is situated or, if the board shall so determine, at some other place in or outside of Alberta. In addition, if the board shall so determine, virtual meetings of shareholders shall also be permitted in accordance with the Act.

8.04	Notice of Meetings

Notice of the time and place of each meeting of shareholders shall be given in the manner provided in ARTICLE 9 not less than:

(i)	21 nor more than 50 days before the date of the meeting to each director, to the auditor, and to each shareholder entitled to vote at the meeting if the Corporation is a reporting issuer; or

(ii)	7 nor more than 60 days before the date of the meeting to each director, to the auditor, and to each shareholder entitled to vote at the meeting if the Corporation is not a reporting issuer.

8.05	Meetings Without Notice

A meeting of shareholders may be held without notice at any time and place permitted by the Act (a) if all the shareholders entitled to vote thereat are present in person or duly represented or if those not present or represented waive notice of or otherwise consent to such meeting being held, and (b) if the auditors and the directors are present or waive notice of or otherwise consent to such meeting being held; so long as such shareholders, auditors or directors present are not attending for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called.  At such a meeting any business may be transacted which the Corporation at a meeting of shareholders may transact.

8.06	Chairman and Secretary

The chairman of any meeting of shareholders shall be the chairman (if any), or in his or her absence, the president, or in his or her absence, a vice-president who is a shareholder.  If no such officer is present, the persons present and entitled to vote shall choose one of their number to be chairman.  If the secretary of the Corporation is absent, the chairman shall appoint some person, who need not be a shareholder, to act as secretary of the meeting.

8.07	Quorum

Subject to the Act, a quorum for the transaction of business at any meeting of shareholders shall be two persons present in person, each being a shareholder entitled to vote thereat or a duly appointed proxyholder or representative for a shareholder so entitled.

8.08	Only One Shareholder

Where the Corporation has only one shareholder or only one holder of any class or series of shares, the shareholder present in person or duly represented constitutes a meeting.

8.09	Votes to Govern

At any meeting of shareholders every question shall, unless otherwise required by the articles or by-laws or by law, be determined by a majority of the votes cast on the question.  In case of an equality of votes (including votes cast in accordance with section 8.12), the chairman of the meeting shall not be entitled to a second or casting vote.

8.10	Participation in Meetings by Electronic Means

Subject to the Act, a shareholder or any other person entitled to attend a meeting of shareholders may participate in the meeting by electronic means, telephone or other communication facilities that permit all persons participating in the meeting to hear or otherwise communicate with each other and a person participating in such meeting by any such means is deemed for the purposes of the Act and this by-law to be present at the meeting.

8.11	Meetings held by Electronic Means

If the directors or the shareholders call a meeting of shareholders, the directors or the shareholders that called the meeting may determine that the meeting shall be held, in accordance with the Act, entirely by electronic means, telephone or other communication facility that permits all participants to communicate adequately with each other during the meeting.

8.12	Electronic Voting

Any person participating in a meeting of shareholders by electronic means, telephone or other communication facilities under section 8.10 and entitled to vote at the meeting may vote, in accordance with the Act, by electronic means, telephone or other communication facilities that the Corporation has made available for that purpose.

8.13	Shareholder Proposals

No business may be transacted at an annual meeting of shareholders, other than business that is: (a) specified in the Corporation's notice of meeting (or any supplement thereto) given by or at the direction of the board; (b) otherwise properly brought before the annual meeting by or at the direction of the board; or (c) otherwise properly brought before the annual meeting by any shareholder of the Corporation who complies with the proposal procedures set forth in this section 8.13. For business to be properly brought before an annual meeting by a shareholder of the Corporation, such shareholder must submit a proposal to the Corporation in accordance with the requirements of the Act; provided that any proposal that includes nominations for the election of directors shall be submitted to the Corporation in accordance with the requirements set forth in section 3.14. The Corporation shall respond to any such proposal in accordance with the requirements of the Act.

At a special meeting of shareholders, only such business shall be conducted as shall have been brought before the meeting pursuant to the notice of meeting for such special meeting. Nominations of persons for election to the board may be made at a special meeting of shareholders at which directors are to be elected pursuant to the Corporation's notice of meeting only pursuant to and in compliance with section 3.14.

8.14	Information Available to Shareholders

Except as provided by the Act or other applicable statutory law, regulation or judicial order, or except as may otherwise be agreed to by the Corporation, no shareholder shall be entitled to discovery of any information respecting any details or conduct of the Corporation's business which in the opinion of the directors it would be inexpedient in the interests of the Corporation to communicate to the public, provided that the foregoing shall not restrict the public disclosure or other similar obligations of the Corporation (if any) under applicable securities laws.

The directors may from time to time, subject to the rights conferred by the Act, determine whether and to what extent and at what time and place and under what conditions or regulations the documents, books and registers and accounting records of the Corporation or any of them shall be open to the inspection of shareholders and no shareholder shall have any right to inspect any document or book or register or accounting record of the Corporation except as conferred by statute or authorized by the board.

ARTICLE 9
NOTICES

9.01	Method of Giving Notices

Any notice, communication or document required by the Act, the regulations thereunder, the articles, the by-laws or otherwise to be sent to any shareholder, director, officer, auditor or member of a committee of the board of the Corporation may be delivered personally to or sent by mail addressed to:

(a)	the shareholder at the shareholder’s recorded address; and

(b)	the director at the director’s recorded address.

Subject to the Act, a notice, communication or document sent by mail as contemplated by this section 9.01 to a shareholder or director of the Corporation shall be deemed to have been received by the shareholder or director (as the case may be) at the time it would be delivered in the ordinary course of mail, unless there are reasonable grounds for believing that the shareholder or director (as the case may be) did not receive the notice, communication or document at that time or at all.

A notice, communication or document required to be sent or delivered as noted above in this section 9.01 or pursuant to the Act, the regulations thereunder, the articles, the by-laws or otherwise may also be sent by electronic means in accordance with the provisions of the Electronic Transactions Act (Alberta) or any statute that may be substituted therefor, as from time to time amended.

The secretary may change or cause to be changed the recorded address of any shareholder, director, officer, auditor or member of a committee of the board of the Corporation in accordance with any information believed by him or her to be reliable.

9.02	Notice to Joint Shareholders

If two or more persons are registered as joint holders of any share, any notice may be addressed to all such joint holders, but notice addressed to one of such persons shall be sufficient notice to all of them.

9.03	Computation of Time

In computing the date when notice must be given under any provision requiring a specified number of days' notice of any meeting or other event, the day of giving the notice shall be excluded and the day of the meeting or other event shall be included.

9.04	Omissions and Errors

The accidental omission to give any notice to any shareholder, director, officer, auditor or member of a committee of the board or the non-receipt of any notice by any such person or any error in any notice not affecting the substance thereof shall not invalidate any action taken at any meeting held pursuant to such notice or otherwise founded thereon.

9.05	Persons Entitled by Death or Operation of Law

Every person who, by operation of law, transfer, death of a shareholder or any other means whatsoever, shall become entitled to any share, shall be bound by every notice in respect of such share which shall have been duly given to the shareholder from whom he or she derives his or her title to such share prior to his or her name and address being entered on the securities register (whether such notice was given before or after the happening of the event upon which he or she became so entitled) and prior to his or her furnishing to the Corporation the proof of authority or evidence of his or her entitlement prescribed by the Act.

9.06	Waiver of Notice

Any shareholder, proxyholder or other person entitled to attend a meeting of shareholders, director, officer, auditor or member of a committee of the board may at any time waive any notice, or waive or abridge the time for any notice, required to be given to him or her under the Act, the regulations thereunder, the articles, the by-laws or otherwise, and such waiver or abridgement, whether given before or after the meeting or other event of which notice is required to be given, shall cure any default in the giving or in the time of such notice, as the case may be.  Any such waiver or abridgement shall be in writing except a waiver of notice of a meeting of shareholders or of the board or a committee of the board which may be given in any manner.

ARTICLE 10
EFFECTIVE DATE

10.01       Effective Date

These amended and restated by-laws shall come into force when made by the board in accordance with the Act.

MADE by the board on June 16, 2023.

X /s/ Oscar Cañizares Ruiz
Oscar Cañizares Ruiz, Chief Executive Officer

X /s/ Jesus Liñan Torres
Jesus Liñan Torres, Chief Financial Officer

CONFIRMED by the shareholders in accordance with the Act on June 16, 2023.

X /s/ Jesus Liñan Torres
Jesus Liñan Torres, Chief Financial Officer